As filed with the Securities and Exchange Commission on October 22, 2008
Registration No. 333-67745

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
The South Financial Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

South Carolina	57-0824914
(State or other jurisdiction of Incorporation or	(I.R.S. Employer Identification No.)
Organization)
102 South Main Street, Greenville, South Carolina 29601, (864) 255-7900
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive
Offices)
CAROLINA FIRST CORPORATION AMENDED AND RESTATED DIRECTORS’ STOCK OPTION PLAN
(Full title of the plan)
John Opperman
TD Bank US Holding Company, the successor company to The South Financial Group, Inc.
One Portland Square,
Portland, Maine 04101
(207) 761-8500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Item 8. Exhibits
SIGNATURES
INDEX TO EXHIBITS
EX-24.1
EX-24.2

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-67745) filed by Carolina First Corporation (the predecessor of The South Financial Group, Inc., “TSFG”) with the Securities and Exchange Commission (the “Commission”) on November 23, 1998 (the “Registration Statement”) relating to 250,000 shares of TSFG’s common stock, par value $1.00 per share (the “Common Stock”). The Registration Statement registered the shares of Common Stock for issuance by TSFG pursuant to the Carolina First Corporation Amended and Restated Directors’ Stock Option Plan.
     On September 30, 2010, The Toronto-Dominion Bank (“TD”), Hunt Merger Sub Inc., a wholly-owned subsidiary of TD (“Merger Sub”) and TSFG completed the merger of Merger Sub with and into TSFG (the “Merger”) pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of May 16, 2010, by and among such parties. As a result of the Merger, TSFG became a wholly-owned subsidiary of TD and each issued and outstanding share of TSFG common stock not already held by TD was cancelled in exchange for the right to receive $0.28 in cash or 0.004 TD common shares (and cash in lieu of fractional shares). The Common Stock ceased trading on The NASDAQ Capital Market at the close of business on September 30, 2010. In connection with the Merger, Commerce has filed a Form 15 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 to terminate the registration of the Common Stock.
     In connection with the closing of the Merger, TSFG has terminated all of its offerings of its common stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by TSFG in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of TSFG which remain unsold at the termination of the offering, TSFG hereby removes from registration all shares of the Common Stock registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1.
Item 8. Exhibits

No.	Exhibit
24.1	Power of Attorney.
24.2	Certified Resolution of the Board of Directors
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SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Cherry Hill, State of New Jersey, on the 21st day of October 2010.

TD BANK US HOLDING COMPANY, the successor company to The South Financial Group, Inc.
By:	/s/ Geoffrey W. Ryan
	Name:	Geoffrey W. Ryan
	Title:	Senior Vice President and Senior Counsel

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below on the 21st day of October 2010.

Name	Title

* Bharat B. Masrani	President, Chief Executive Officer and Director (principal executive officer)

* Stephen J. Boyle	Executive Vice President, Finance and Chief Financial Officer (principal accounting officer and principal financial officer)

* W. Edmund Clark	Director

* William E. Bennett	Director

* P. Kevin Condron	Director

Director
Stanley E. Grayson

* Dana S. Levenson	Director

Thomas J. Mullin	Director

* Peter G. Vigue	Director

Natica von Althann	Director

/s/ Geoffrey W. Ryan Geoffrey W. Ryan

*	Attorney-in-fact
INDEX TO EXHIBITS

No.	Exhibit
24.1	Power of Attorney.
24.2	Certified Resolution of the Board of Directors